Exhibit 99.1

Xenith Bankshares, Inc. Reports Third Quarter and Year-to-Date 2017 Results

RICHMOND, VA, October 25, 2017 — Xenith Bankshares, Inc. (Nasdaq: XBKS), parent company of Xenith Bank, announced financial results for the three and nine months ended September 30, 2017.

The company reported net income of $7.158 million, or $0.30 per diluted share, for the third quarter of 2017. Results for the third quarter of 2017 included costs of $0.930 million ($0.031 per diluted share) incurred in connection with the previously-announced proposed merger with Union Bankshares Corporation (Union). The company reported $19.088 million of net income, or $0.81 per diluted share, for the nine months ended September 30, 2017. Results for the nine months ended September 30, 2017 included merger-related costs of $2.895 million ($0.081 per diluted share).

Results for the three- and nine-month periods ended September 30, 2016 include the operations of the company since the date of the merger with legacy Xenith Bankshares, Inc. (legacy Xenith), which was effective on July 29, 2016, and thus are not comparable to the same periods in 2017. The company exited the mortgage banking business beginning in the fourth quarter of 2016, and as such, the results of the mortgage banking business are reported as discontinued operations. The following discussion relates to continuing operations only.

T. Gaylon Layfield, III, Chief Executive Officer, commented: “The third quarter continued to demonstrate the benefits of the merger with legacy Xenith, as the company reported a record pre-tax income for the period. Organic loan growth accelerated nicely, as we had expected, with an increase in overall loan yield. Our efficiency ratio, excluding merger-related costs, continued its decline and credit metrics continued their improving trend, now comparing favorably with peer metrics. At the same time, we have made progress on merger integration planning in anticipation of the closing of our merger with Union, which we currently expect to be completed during early January 2018. As previously announced, we have received the necessary regulatory approvals for the merger. As we have communicated with our constituencies, I sense a real enthusiasm that exists for the creation of the only true regional bank headquartered in the Commonwealth of Virginia with a statewide franchise operating in some of the strongest and most diversified economies in the United States.”

Third Quarter and Year-to-Date 2017 Highlights

•	Income before income tax from continuing operations was $10.618 million for the three months ended September 30, 2017 compared to $9.092 million for the three months ended June 30, 2017. Income before income tax from continuing operations for the periods ended September 30, 2017 and June 30, 2017 included $0.930 million and $1.715 million, respectively, of merger-related costs.

•	Income before income tax from continuing operations for the nine months ended September 30, 2017 was $28.153 million, which included $2.895 million of merger-related costs.

•	Net interest income was $25.225 million for the three months ended September 30, 2017 compared to $24.710 million for the three months ended June 30, 2017. Accretion of acquired loan discounts for the three months ended September 30, 2017 and June 30, 2017 was $0.594 million and $1.021 million, respectively.

•	The company’s efficiency ratio for the third quarter of 2017 was 64% (61%[1] excluding merger-related costs) and 68% (62%[1] excluding merger-related costs) for the second quarter of 2017.

•

Gross loans were $2.444 billion at September 30, 2017 compared to $2.371 billion at June 30, 2017, an increase of $72.943 million. Excluding guaranteed student loans and the decline in loans held through mortgage origination participation arrangements, gross loans grew $83.944 million to September 30, 2017 from June 30, 2017. Gross loans as of September 30, 2017 decreased $20.519 million from December 31, 2016, and excluding guaranteed student loans and a decline in loans held through mortgage origination participation arrangements gross loans increased $70.963 million to September 30, 2017 from December 31, 2016.

•	Average interest-earning assets for the nine months ended September 30, 2017 were $2.865 billion. Total assets were $3.256 billion at September 30, 2017 compared to $3.267 billion at December 31, 2016.

•	Average interest-bearing liabilities for the nine months ended September 30, 2017 were $2.198 billion. Total deposits were $2.605 billion at September 30, 2017 compared to $2.572 billion at December 31, 2016.

•	Asset quality and coverage for loan losses at September 30, 2017 resulted in ratios of nonperforming assets to total assets of 0.79% and nonperforming loans to gross loans of 0.87%. As of September 30, 2017, the ratio of allowance for loan losses to nonaccrual loans ratio was 77%.

•	Net charge-offs as a percentage of average loans were 0.24% for the nine months ended September 30, 2017.

•	The company’s capital strength was reflected in ratios that were well above regulatory standards for “well-capitalized” bank holding companies, with a common equity Tier 1 capital ratio of 12.79%, a Tier 1 leverage ratio of 11.93%, a Tier 1 risk-based capital ratio of 12.90%, and a total risk-based capital ratio of 13.77% at September 30, 2017. Xenith Bank had a common equity Tier 1 capital ratio of 12.16%, a Tier 1 leverage ratio of 11.24%, a Tier 1 risk-based capital ratio of 12.16%, and a total risk-based capital ratio of 12.74% at September 30, 2017.

Operating Results

Third Quarter 2017 compared to Second Quarter 2017

Total interest income for the three months ended September 30, 2017 and June 30, 2017 was $30.412 million and $29.586 million, respectively. Average interest-earning assets were $2.862 billion for the third quarter of 2017 compared to $2.834 billion for the second quarter of 2017. Asset yields were 4.23% for the third quarter of 2017 compared to asset yields of 4.21% for the second quarter of 2017.

Total interest expense for the three months ended September 30, 2017 and June 30, 2017 were $5.187 million and $4.876 million, respectively, and the cost of interest-bearing liabilities for the third quarter and second quarter of 2017 were 0.95% and 0.90%, respectively.

Net interest margin was 3.51% for the third quarter of 2017 compared to 3.52% for the second quarter of 2017. Net interest margin excluding accretion of acquired loan discounts was 3.43% for the third quarter of 2017 compared to 3.37% for the second quarter of 2017.

Net interest income after provision for loan losses was $25.225 million for the three months ended September 30, 2017 compared to $24.710 million for the three months ended June 30, 2017. There was no provision for loan loss in the third or second quarters of 2017.

Total noninterest income was $4.172 million for the third quarter of 2017 compared to $3.820 million for the second quarter of 2017. Noninterest income for the third quarter of 2017 reflects $977 thousand of net realized gains from the sale of investment securities.

Total noninterest expense for the third quarter of 2017 was $18.779 million, which included $930 thousand in merger-related costs, compared to $19.438 million for the second quarter of 2017, which included $1.715 million in merger-related costs.

Net income from continuing operations was $7.165 million, or $0.30 per diluted share, for the third quarter of 2017 compared to net income from continuing operations of $6.252 million, or $0.27 per diluted share, for the second quarter of 2017.

Balance Sheet

Gross loans totaled $2.424 billion as of September 30, 2017, which excluded $19.397 million of guaranteed student loans, which are reported as held for sale as of September 30, 2017, up $74.769 million from $2.349 billion, excluding $21.223 million of guaranteed student loans, as of June 30, 2017. Loans held through mortgage origination participation arrangements declined $9.176 million over this same period. Growth during this period was primarily driven by growth in the commercial real estate, commercial and industrial, and marine loan portfolios. Excluding guaranteed student loans and loans held through mortgage origination participation arrangements, gross loans increased $70.963 million to September 30, 2017 from December 31, 2016.

Securities available for sale were $305.768 million at September 30, 2017 compared to $317.443 million at December 31, 2016. Total securities as a percentage of the company’s total assets were 9.4% at September 30, 2017.

Total assets were $3.256 billion at September 30, 2017 compared to $3.267 billion at December 31, 2016. Total deposits were $2.605 billion at September 30, 2017 compared to $2.572 billion at December 31, 2016.

Asset and Credit Quality

At September 30, 2017, the ratio of nonperforming assets to total assets was 0.79% and the ratio of nonperforming loans to gross loans was 0.87%. The ratio of the company’s allowance for loan losses to nonaccrual loans was 77%. Net charge-offs as a percentage of average loans were 0.24% for the nine months ended September 30, 2017. The company’s allowance for loan losses as a percentage of gross loans was 0.67% at September 30, 2017. Allowance for loan losses plus remaining discounts (fair value adjustments) on acquired loans as a percentage of total loans was 0.90%1 as of September 30, 2017.

Capital and Shareholder Value Measures

The company’s capital strength was reflected in ratios that were well above regulatory standards for “well- capitalized” bank holding companies, with a common equity Tier 1 capital ratio of 12.79%, a Tier 1 leverage ratio of 11.93%, a Tier 1 risk-based capital ratio of 12.90%, and a total risk-based capital ratio of 13.77% at September 30, 2017. Xenith Bank had a common equity Tier 1 capital ratio of 12.16%, a Tier 1 leverage ratio of 11.24%, a Tier 1 risk-based capital ratio of 12.16%, and a total risk-based capital ratio of 12.74% at September 30, 2017.

Total shareholders’ equity was $484.261 million at September 30, 2017 compared to $463.638 million at December 31, 2016. Tangible book value was $19.55 per share of common stock at September 30, 2017 compared to $18.72 at December 31, 2016. Return on average assets was 0.89% (0.96%1 excluding merger-related costs) for the third quarter of 2017 and 0.79% (0.93%1 excluding merger-related costs) for the second quarter of 2017. Return on average common equity was 5.86% (6.36%1 excluding merger-related costs) for the third quarter 2017, up from 5.28% (6.22%1 excluding merger-related costs) for the second quarter of 2017.

Layfield concluded: “I anticipate that this will be the company’s last earnings press release, assuming the closing of our merger with Union during early January 2018. With that in mind, I would like to take this opportunity to thank all of our shareholders who have joined us for this journey. It is your confidence and capital that have allowed us to traverse what I believe is a remarkable path. Legacy Xenith began as the 78th largest of approximately 110 banks headquartered in the Commonwealth. In seven years and following the strategic merger with legacy Hampton Roads Bankshares, the combined organization emerged as the 5th largest bank headquartered in the Commonwealth. Through the pending merger with Union Bankshares, our shareholders will own approximately one-third of the largest bank headquartered in Virginia. What a story.

I would be terribly remiss if I did not also recognize and thank the folks responsible for the company successfully navigating this path, my colleagues at Xenith. From day one, this has been a team effort. Despite a challenging banking and economic environment for most of our existence, our teams from each of the organizations now comprising Xenith have simply performed in exemplary fashion. And I am deeply honored to have been a part of the journey.”

Profile

Xenith Bankshares, Inc. (the “company” or “Xenith”) is the holding company for Xenith Bank, a full-service commercial bank headquartered in Richmond, Virginia. Xenith Bank specifically targets the banking needs of middle market and small businesses, local real estate developers and investors, and retail banking clients. The company also offers marine finance floorplan and end-user products through its Shore Premier Finance division. Xenith Bank’s regional area of operations spans from greater Baltimore, Maryland to Raleigh and eastern North Carolina, complementing its significant presence in Greater Washington, D.C., Greater Richmond, Virginia, Greater Hampton Roads, Virginia and on the Eastern Shore of Maryland and Virginia. Xenith Bank has 40 full-service branches and two loan production offices located across these areas with its headquarters centrally located in Richmond. The company’s common stock trades on The NASDAQ Stock Market under the symbol “XBKS.”

Additional information about the company and its subsidiaries can be found at www.xenithbank.com.

Additional Information and Where to Find It

In connection with the proposed merger, Union Bankshares Corporation (“Union”) filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 to register the shares of Union common stock to be issued to the shareholders of Xenith. The registration statement included a joint proxy statement of Union and Xenith and a prospectus of Union. A definitive joint proxy statement/prospectus was sent to the shareholders of Union and Xenith on September 21, 2017 seeking their approval of the merger and related matters. This release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Before making any voting or investment decision, investors and shareholders of Union and Xenith are urged to read carefully the entire registration statement and joint proxy statement/prospectus, including any amendments thereto, because they will contain important information about the proposed transaction. Free copies of these documents may be obtained as described below.

Investors and shareholders of both companies are urged to read the registration statement on Form S-4 and the joint proxy statement/prospectus included within the registration statement and any other relevant documents to be filed with the SEC in connection with the merger because they contain important information about Union, Xenith and the proposed transaction. Investors and shareholders of both companies are urged to review carefully and consider all public filings by Union and Xenith with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Quarterly Reports on Form 10-Q, and their Current Reports on Form 8-K. Investors and shareholders may obtain free copies of these documents through the website maintained by the SEC at www.sec.gov. Free copies of the joint proxy statement/prospectus and other documents filed with the SEC also may be obtained by directing a request by telephone or mail to Union Bankshares Corporation, 1051 East Cary Street, Suite 1200, Richmond, VA 23219, Attention: Investor Relations (telephone: (804) 633-5031), or Xenith Bankshares, Inc., 901 E. Cary Street Richmond, Virginia, 23219, Attention: Thomas W. Osgood (telephone: (804) 433-2200), or by accessing Union’s website at www.bankatunion.com under “Investor Relations” or Xenith’s website at www.xenithbank.com under “Investor Relations” under “About Us.” The information on Union’s and Xenith’s websites is not, and shall not be deemed to be, a part of this release or incorporated into other filings either company makes with the SEC.

Union and Xenith and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Union and/or Xenith in connection with the merger. Information about the directors and executive officers of Union is set forth in the proxy statement for Union’s 2017 annual meeting of shareholders filed with the SEC on March 21, 2017. Information about the directors and executive officers of Xenith is set forth in Xenith’s Annual Report on Form 10-K, as amended, filed with the SEC on May 1, 2017. Additional information regarding the interests of these participants and other persons who may be deemed participants in the merger may be obtained by reading the joint proxy statement/prospectus regarding the merger when it becomes available. Free copies of these documents may be obtained as described above.

Caution About Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to Xenith. If a change occurs, Xenith’s business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors include among others: the possibility that any of the anticipated benefits of the merger with Union will not be realized or will not be realized within the expected time period, the businesses of Xenith and Union may not be integrated successfully or such integration may be more difficult, time-consuming or more costly than expected, the expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe, revenues following the merger may be lower than expected, customer and employee relationships and business operations may be disrupted by the merger, or obtaining required shareholder approvals, or completing the merger in the expected timeframe may be more difficult, time-consuming or costly than expected; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; the inability to realize deferred tax assets within expected time frames or at all; and the impact, extent and timing of technological changes, capital management activities and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms; and the risks discussed in Xenith’s public filings with the SEC, including those outlined under “Risk Factors” in Xenith’s Annual Report on Form 10-K for the year ended December 31, 2016. Except as required by applicable law or regulations, Xenith does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

[1]	Please see the discussion of non-GAAP financial measures at the end of the financial tables.

# # # # #

Contact:

Thomas W. Osgood

Executive Vice President, Chief Financial Officer,

Chief Administrative Officer and Treasurer

(804) 433-2209

tosgood@xenithbank.com

-Selected Financial Tables Follow-

Xenith Bankshares, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands, except share data)	September 30, 2017	December 31, 2016
Assets
Cash and due from banks	$14,960	$18,825
Interest-bearing deposits in other banks	13,398	4,797
Overnight funds sold and due from Federal Reserve Bank	136,795	103,372
Investment securities available for sale, at fair value	305,768	317,443
Restricted equity securities, at cost	22,044	24,313
Loans held for sale	19,397	—
Loans	2,424,140	2,464,056
Allowance for loan losses	(16,265)	(21,940)

Net loans	2,407,875	2,442,116
Premises and equipment, net	55,178	56,996
Interest receivable	8,673	8,806
Other real estate owned and repossessed assets, net of valuation allowance	4,817	5,345
Goodwill	26,931	26,931
Core deposit intangible, net	3,393	3,787
Net deferred tax assets, net of valuation allowance	148,425	157,825
Bank-owned life insurance	73,431	72,104
Other assets	14,686	13,969
Assets of discontinued operations	—	10,563

Totals assets	$3,255,771	$3,267,192

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing demand	$541,275	$501,678
Interest-bearing:
Demand and money market	1,187,551	1,113,453
Savings	95,053	86,739
Time deposits Less than $250	713,527	785,303
Time deposits $250 or more	67,984	84,797

Total deposits	2,605,390	2,571,970
Federal Home Loan Bank borrowings	105,000	172,000
Other borrowings	39,197	38,813
Interest payable	812	829
Other liabilities	20,439	19,093
Liabilities of discontinued operations	672	849

Total liabilities	2,771,510	2,803,554

Commitments and contingencies
Shareholders’ equity:
Preferred stock, 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 23,215,318 and 23,123,518 shares issued and outstanding on September 30, 2017 and December 31, 2016, respectively	232	231
Capital surplus	711,376	710,916
Accumulated deficit	(226,251)	(245,538)
Accumulated other comprehensive income, net of tax	(1,096)	(2,428)

Total shareholders’ equity before non-controlling interest	484,261	463,181
Non-controlling interest of discontinued operations	—	457

Total shareholders’ equity	484,261	463,638

Total liabilities and shareholders’ equity	$3,255,771	$3,267,192

Xenith Bankshares, Inc.

Consolidated Statements of Income

(unaudited)	Three Months Ended			Nine Months Ended
(in thousands)	September 30, 2017	September 30, 2016	June 30, 2017	September 30, 2017	September 30, 2016
Interest Income
Loans, including fees	$28,168	$25,513	$27,150	$82,676	$58,797
Investment securities	1,986	1,763	2,196	6,251	4,476
Overnight funds sold and deposits in other banks	258	96	240	734	179

Total interest income	30,412	27,372	29,586	89,661	63,452

Interest Expense
Deposits:
Demand	1,822	1,391	1,676	5,082	3,075
Savings	63	40	61	180	81
Time deposits	2,265	2,169	2,307	6,890	5,746

Interest on deposits	4,150	3,600	4,044	12,152	8,902
Federal Home Loan Bank borrowings	299	109	123	594	109
Other borrowings	738	652	709	2,128	1,706

Total interest expense	5,187	4,361	4,876	14,874	10,717

Net interest income	25,225	23,011	24,710	74,787	52,735
Provision for loan losses	—	10,685	—	9	10,704

Net interest income after provision for loan losses	25,225	12,326	24,710	74,778	42,031

Noninterest Income
Service charges on deposit accounts	1,258	1,191	1,143	3,561	3,447
Earnings from bank-owned life insurance	426	395	425	1,327	1,046
Gain on sale of loans	—	—	19	38	—

Net gain on sale of investment securities available for sale	977	—	—	977	15
Visa check card income	806	709	840	2,399	2,056
Other	705	575	1,393	2,822	1,430

Total noninterest income	4,172	2,870	3,820	11,124	7,994

Noninterest Expense
Salaries and employee benefits	9,914	9,880	9,784	30,186	24,990
Professional and consultant fees	830	978	623	2,792	2,101
Occupancy	1,802	1,594	1,803	5,586	4,428
FDIC insurance	349	679	420	1,498	1,524
Data processing and technology	1,367	1,446	1,516	3,909	3,985
Problem loan and repossessed asset costs	(1)	219	208	306	420
Impairments and (gains) and losses on sales of other real estate owned and repossessed assets, net	(48)	685	42	63	41
Equipment	322	309	393	1,049	812
Board fees	350	493	115	596	1,133
Advertising and marketing	158	398	285	667	503
Merger-related	930	12,910	1,715	2,895	15,555
Other	2,806	2,944	2,534	8,202	6,925

Total noninterest expense	18,779	32,535	19,438	57,749	62,417

Income (loss) from continuing operations before provision for income taxes	10,618	(17,339)	9,092	28,153	(12,392)

Provision (benefit) for income taxes - continuing operations	3,453	(64,840)	2,840	8,997	(62,794)

Net income from continuing operations	7,165	47,501	6,252	19,156	50,402
Net (loss) income from discontinued operations before provision for income taxes	(26)	2,011	20	(262)	3,900

(Benefit) provision for income taxes - discontinued operations	(5)	842	(4)	(65)	877
Net (loss) income from discontinued operations attributable to non-controlling interest	(14)	806	8	(129)	1,556

Net (loss) income from discontinued operations	(7)	363	16	(68)	1,467
Net income attributable to Xenith Bankshares, Inc.	$7,158	$47,864	$6,268	$19,088	$51,869

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

($ in thousands, except per share data)

PERFORMANCE MEASURES

	Quarter Ended					Year Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	December 31,
	2017	2017	2017	2016	2016	2016
Net interest margin (1)	3.51%	3.52%	3.49%	3.27%	3.59%	3.38%
Return on average assets (2)	0.89%	0.79%	0.71%	0.62%	6.67%	2.22%
Return on average common equity (3)	5.86%	5.28%	4.90%	4.42%	51.42%	15.98%
Efficiency ratio (4)	64%	68%	70%	68%	126%	92%
Efficiency ratio, excluding merger-related costs (5)	61%	62%	69%	63%	76%	73%
Accretion of acquired loan discounts	$594	1,021	1,015	1,411	1,509	2,920
Income (loss) from continuing operations before income taxes	$10,618	9,092	8,443	8,177	(17,339)	(4,214)
Net income	$7,158	6,268	5,663	5,173	47,864	57,042
Earnings per common share (basic)-continuing operations (6)	$0.31	0.27	0.25	0.22	2.26	2.82
Earnings per common share (diluted)-continuing operations (6)	$0.30	0.27	0.25	0.22	2.25	2.81
Earnings per common share (basic)-discontinued operations (6)	$—	—	—	—	0.02	0.08
Earnings per common share (diluted)-discontinued operations (6)	$—	—	—	—	0.02	0.08
Earnings per common share (basic) (6)	$0.31	0.27	0.24	0.22	2.28	2.90
Earnings per common share (diluted) (6)	$0.30	0.27	0.24	0.22	2.27	2.89

(1)	Net interest margin is net interest income (from continuing and discontinued operations) divided by average interest-earning assets. For the purposes of this calculation, tax-exempt interest income from tax-exempt municipal securities is computed on a taxable-equivalent yield basis.
(2)	Return on average assets is net income for the respective period (annualized for quarter periods) divided by average assets for the respective period.
(3)	Return on average common equity is net income for the respective period (annualized for quarter periods) divided by average common equity (excluding non-controlling interest) for the respective period.
(4)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income from continuing operations.
(5)	Ratio is a non-GAAP financial measure calculated as noninterest expense less merger-related costs divided by the sum of net interest income and noninterest income. See discussion of non-GAAP financial measures below.
(6)	The Company completed a 1-for10 reverse stock split on December 13, 2016. Per share data for periods prior to the date of the reverse stock split have been adjusted and are presented on a comparative basis.

ASSET QUALITY MEASURES

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2017	2017	2017	2016	2016
Net charge-offs as a percentage of average loans (year to date)	0.24%	0.21%	0.15%	0.65%	0.01%
Allowance for loan losses (ALL) as a percentage of loans (1)	0.67%	0.72%	0.78%	0.89%	1.37%
ALL plus remaining discounts on acquired loans as a percentage of gross loans (2)	0.90%	0.99%	1.10%	1.25%	1.77%
ALL to nonaccrual loans (1)	77.45%	72.45%	69.81%	67.78%	77.65%
Nonperforming loans as a percentage of gross loans	0.87%	0.99%	1.11%	1.31%	1.76%
Nonperforming assets as a percentage of total assets	0.79%	0.90%	0.98%	1.15%	1.50%
Troubled debt restructurings	$25,490	26,320	28,159	28,872	28,981

(1)	ALL excludes discounts (fair value adjustments) on acquired loans.
(2)	Ratio is a non-GAAP financial measure calculated as the sum of ALL and discounts (fair value adjustments) on acquired loans divided by the sum of gross loans and discounts on loans. See discussion of non-GAAP financial measures below.

CAPITAL MEASURES

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2017	2017	2017	2016	2016
Common Equity Tier 1 capital ratio - Consolidated	12.79%	13.04%	12.76%	12.15%	12.14%
Common Equity Tier 1 capital ratio - Bank only	12.16%	12.19%	11.93%	11.25%	11.20%
Tier 1 risk-based capital ratio - Consolidated	12.90%	13.14%	12.86%	12.15%	12.14%
Tier 1 risk-based capital ratio - Bank only	12.16%	12.19%	11.93%	11.25%	11.20%
Total risk-based capital ratio - Consolidated	13.77%	14.07%	13.85%	13.23%	13.62%
Total risk-based capital ratio - Bank only	12.74%	12.82%	12.61%	12.03%	12.39%
Tier 1 leverage ratio - Consolidated	11.93%	11.78%	11.17%	10.74%	12.50%
Tier 1 leverage ratio - Bank only	11.24%	10.91%	10.35%	9.93%	11.55%
Book value per common share (1) (2)	$20.86	20.65	20.32	20.05	20.15
Tangible book value per common share (2) (3)	$19.55	19.34	19.00	18.72	18.84

(1)	Book value per common share is total shareholders’ equity divided by common shares outstanding at the end of the respective period.
(2)	The Company completed a 1-for10 reverse stock split on December 13, 2016. Per share data for periods prior to the date of the reverse stock split have been adjusted and are presented on a comparative basis.
(3)	Tangible book value per common share is total shareholders’ equity less goodwill and intangible assets, net divided by common shares outstanding at the end of the respective period.

AVERAGE BALANCES

	Quarter Ended					Year Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	December 31,
	2017	2017	2017	2016	2016	2016
Total assets (1)	$3,199,595	3,172,843	3,247,129	3,320,516	2,854,920	2,568,744
Interest-earning assets (1)	$2,861,996	2,833,702	2,900,544	2,956,592	2,593,037	2,296,457
Interest-bearing liabilities (1)	$2,168,894	2,163,472	2,262,635	2,311,586	2,031,105	1,806,835
Loans, net of allowance for loan losses (1)	$2,395,898	2,359,409	2,398,848	2,418,825	2,117,627	1,891,345
Total deposits (1)	$2,556,578	2,585,973	2,611,528	2,604,622	2,298,600	2,065,933
Shareholders’ equity (1)	$484,282	476,393	469,344	466,254	371,007	357,552
Common shares outstanding - diluted (2)	23,519,351	23,492,798	23,407,469	23,196,438	21,120,850	19,753,969

(1)	Average balances are computed on a daily basis.
(2)	Common shares outstanding are computed on a weighted average and fully diluted basis.

END OF PERIOD BALANCES

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2017	2017	2017	2016	2016
Total assets	$3,255,771	3,176,461	3,198,580	3,267,192	3,325,467
Loans, net of allowance for loan losses	$2,407,875	2,353,567	2,338,533	2,442,116	2,437,302
Total deposits	$2,605,390	2,639,189	2,619,643	2,571,970	2,586,608
Shareholders’ equity	$484,261	478,781	470,492	463,638	464,956

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Quarter Ended		Nine Months Ended
Earnings per common share effect of merger-related costs	September 30, 2017	June 30, 2017	September 30, 2017
Net income	$7,158	6,268	19,088
Add: After-tax merger-related costs
Merger-related costs	$930	1,715	2,895

Tax effect of merger-related costs (1)	$326	600	1,013

After-tax merger-related costs	$604	1,115	1,882

Net income, excluding after-tax effect of merger-related costs	$7,762	7,383	20,970
Weighted average shares outstanding, diluted (in thousands)	23,519	23,493	23,486
Earnings per common share, excluding merger-related costs (diluted)	$0.33	0.31	0.89
Earnings per common share (diluted)	$0.30	0.27	0.81
Earnings per common share effect of merger-related costs (diluted)	$0.03	0.04	0.08

(1)	Assumes an incremental tax rate of 35% for all periods presented.

	Quarter Ended
Return on average assets and return on average common equity, excluding merger-related costs	September 30, 2017	June 30, 2017
Net income	$7,158	6,268
Add: After-tax merger-related costs
Merger-related costs	$930	1,715

Tax effect of merger-related costs (1)	$326	600

After-tax merger-related costs	$604	1,115

Net income, excluding after-tax effect of merger-related costs	$7,762	7,383

Average assets	$3,199,595	3,172,843

Return on average assets, excluding merger-related costs (annualized)	0.96%	0.93%

Average common equity	$484,282	476,393

Return on average common equity, excluding merger-related costs (annualized)	6.36%	6.22%

(1)	Assumes an incremental tax rate of 35% for all periods presented.

	Quarter Ended
Efficiency ratio, excluding merger-related costs (continuing operations)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Noninterest expense	$18,779	19,438	19,532	18,461	32,535
Less: Merger-related costs	$930	1,715	250	1,162	12,910

Noninterest expense, excluding merger-related costs	$17,849	17,723	19,282	17,299	19,625

Net interest income	$25,225	24,710	24,852	24,134	23,011
Noninterest income	$4,172	3,820	3,132	3,130	2,870

Efficiency ratio, excluding merger-related costs	61%	62%	69%	63%	76%

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2017	2017	2017	2016	2016
Fair Value Adjusted ALL/ Gross Loans
Allowance for loan losses	$16,265	17,027	18,275	21,940	33,730
Add: Discounts (fair value adjustments) on acquired loans	$5,677	6,472	7,715	9,030	10,075

Total fair value adjusted ALL	$21,942	23,499	25,990	30,970	43,805

Gross loans + discounts (fair value adjustments) on acquired loans	$2,429,817	2,377,066	2,364,523	2,473,086	2,481,107

Fair value adjusted ALL/gross loans	0.90%	0.99%	1.10%	1.25%	1.77%

Return on average assets and return on average common equity, excluding merger-related costs, efficiency ratio, excluding merger-related costs, and earnings per common share effect of merger-related costs, are non-GAAP financial measures. Supplemental non-GAAP financial measures are not required by or presented in accordance with GAAP. Management believes these measures are meaningful as they present the performance of the Company without merger costs that are nonrecurring and would not be incurred if the Company had not consummated the merger with Xenith Bankshares, Inc. (July 29, 2016) or the Company were not expecting to be merged with Union Bankshares, Inc. (announced on May 22, 2017). Allowance for loan losses (ALL) plus discounts on acquired loans as a percentage of gross loans is a supplemental financial measures that is not required by or presented in accordance with GAAP. Management believes the fair value adjusted ALL as a percentage of gross loans is meaningful because it is a measure management uses to assess asset quality. Set forth above are calculations of each of these non-GAAP financial measures. Calculations of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.